UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2005

OGLEBAY NORTON COMPANY

(Exact Name of Registrant as Specified in Charter)

Ohio	000-32665	34-1888342
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

North Point Tower 1001 Lakeside Avenue, 15th Floor Cleveland, Ohio	44114
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (216) 861-3300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As previously reported, on February 23, 2004 (the “Petition Date”), Oglebay Norton Company, an Ohio corporation (the “Company”), and its direct and indirect wholly-owned subsidiaries (collectively, the “Debtors”), commenced cases (collectively, the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) by filing voluntary petitions for reorganization in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, dated July 30, 2004, as modified (the “Plan”) was confirmed by the Bankruptcy Court on November 17, 2004. The Plan became effective on January 31, 2005 (the “Effective Date”).

Item 1.01.	Entry into a Material Definitive Agreement.

Confirmation Facility, Pledge Agreement and Security Agreement

As of January 31, 2005, the Company, certain of its subsidiaries, as borrowers (the “Subsidiary Borrowers”), and each subsidiary of the Company that is not a borrower, as guarantors (and together with the Company and the Subsidiary Borrowers, the “Reorganized Companies”), entered into a financing agreement with (1) certain lenders from time to time party thereto (the “Lenders”); (2) Silver Point Finance, LLC, a Delaware limited liability company (“Silver Point”), as collateral agent and syndication agent for the Lenders party thereto and as lead arranger; (3) Wells Fargo Foothill, Inc., a California corporation, as administrative agent for the Lenders party thereto; and (4) JPMorgan Chase Bank and Bank of America, N.A., each as a documentation agent for the Lenders (the “Confirmation Facility”). The parties to the Confirmation Facility include many of the same parties that entered into the Company’s $305 million debtor-in-possession financing facility (the “Second DIP Facility”) that was consummated on July 15, 2004 and that was repaid in connection with the consummation of the Plan on the Effective Date.

Entities which are affiliated with Wells Fargo Foothill, Inc., the administrative agent under the Confirmation Facility and the administrative agent, and a participant in, the Second DIP Facility, have or have had certain relationships with the Company. Wells Fargo Bank, N.A. (Corporate Trust Services group) is/was: (1) the indenture trustee for the Senior Subordinated Notes (as defined below) under the Senior Subordinated Note Indenture (as defined below); (2) the trustee for the Oglebay Norton Specialty Minerals/New Mexico Environment Department of Mining and Minerals Division Standby Trust; and (3) the trustee for the Oglebay Norton Company/London Settlement Trust. Trumbull Group LLC (a subsidiary of Wells Fargo & Company) is the claims and noticing agent for the Debtors. Wells Fargo Bank, National Association is the warrant agent in connection with the Company’s issuance of warrants pursuant to the Plan and was the rights agent in connection with the recently completed Rights Offering (as defined below) as described below. In addition, Wells Fargo Bank, National Association is the disbursing agent for the Plan.

The Confirmation Facility consists of revolving loans, a term loan A and a term loan B. The revolving loans available under the Confirmation Facility are in an aggregate principal amount not to exceed $55 million (including a sublimit of $20 million for issuance of letter of credit accommodations), with an additional $10 million in revolving loans permitted, subject to availability requirements under the Confirmation Facility, from March through September 2005. Principal amounts of the revolving facility that the Company repays may be reborrowed in accordance with the terms of the Confirmation Facility. The revolving loans under the Confirmation Facility bear interest at a floating rate linked to the prime rate or the London InterBank Offered Rate, which is known as LIBOR, at the Company’s option. Revolving loans linked to the prime rate bear interest at the greater of 5.50% and the prime rate plus 1.00%, and revolving loans linked to LIBOR bear interest at the greater of 5.50% and LIBOR plus 3.50%.

The term loan A has an initial principal amount of $105 million. The term loan A bears interest at a floating rate linked to the prime rate or LIBOR, at the Company’s option. The term loan A, or such portion thereof as the Company may elect, linked to LIBOR bears interest at the greater of 6.00% and LIBOR plus 4.00%, and such portion of the term loan A as the Company may elect to be linked to the prime rate, bears interest at the greater of 6.00% and the prime rate plus 1.50%. Principal payments are due in 47 consecutive monthly installments of $875,000, with the first payment due in January 2006, and with a final installment of the remaining outstanding principal due on the maturity date of the Confirmation Facility.

The term loan B has an initial principal amount of $150 million. The term loan B bears interest at a floating rate linked to the prime rate or LIBOR, at the Company’s option. The term loan B, or such portion thereof as the Company may elect, linked to LIBOR bears interest at the greater of 12.8275% and LIBOR plus 10.25%, and such portion of the term loan B as the Company may elect to be linked to the prime rate, bears interest at the greater of 14.25% and prime rate plus 9.75%. The outstanding principal of the term loan B is due on the maturity date of the Confirmation Facility.

The Confirmation Facility matures on January 31, 2010. The Reorganized Companies are subject to affirmative and negative covenants under the Confirmation Facility, including periodic financial reporting. The Company is also subject to financial covenants, including the following minimum consolidated earnings before interest, taxes, depreciation and amortization, which is known as EBITDA, and fixed charge coverage ratio tests measured for each period of four consecutive fiscal quarters ending as of the dates set forth below:

Fiscal Quarter End	Minimum Consolidated EBITDA
March 31, 2005	$47,000,000
June 30, 2005	$47,500,000
September 30, 2005	$48,000,000
December 31, 2005	$48,500,000
March 31, 2006	$48,500,000
June 30, 2006	$49,500,000
September 30, 2006	$51,000,000
December 31, 2006	$51,500,000
March 31, 2007	$51,500,000
June 30, 2007	$53,000,000
September 30, 2007	$54,000,000
December 31, 2007	$55,000,000
March 31, 2008	$55,000,000
June 30, 2008	$56,000,000
September 30, 2008	$57,500,000
December 31, 2008, and each fiscal quarter thereafter	$58,000,000

Fiscal Quarter End	Minimum Fixed Charge Coverage Ratio
March 31, 2005	1.50 to 1.00
June 30, 2005	1.50 to 1.00
September 30, 2005	1.50 to 1.00
December 31, 2005	1.50 to 1.00
March 31, 2006	1.40 to 1.00
June 30, 2006	1.35 to 1.00
September 30, 2006	1.30 to 1.00
December 31, 2006	1.25 to 1.00
March 31, 2007	1.25 to 1.00
June 30, 2007	1.30 to 1.00
September 30, 2007	1.35 to 1.00
December 31, 2007	1.35 to 1.00
March 31, 2008, and each fiscal quarter thereafter	1.40 to 1.00

The Reorganized Companies are subject to negative covenants under the Confirmation Facility, including restrictions on the Reorganized Companies’ ability to, among other things:

•	incur liens;

•	incur additional indebtedness;

•	engage in mergers and make acquisitions;

•	sell assets;

•	change the nature of their business;

•	lend money;

•	enter into certain lease obligations;

•	make capital expenditures;

•	pay dividends on, or redeem or repurchase equity or any other share capital;

•	enter into transactions with affiliates;

•	modify the terms of other indebtedness;

•	modify the terms of other agreements to which the Company or its subsidiaries are parties;

•	guarantee obligations;

•	issue shares; and

•	prepay certain indebtedness.

The Company is also subject to mandatory prepayment events under the Confirmation Facility, including the use of the following to repay amounts outstanding under the Confirmation Facility:

•	annual excess cash flow;

•	all or a portion of the net cash proceeds of any permitted sale or disposition;

•	all or a portion of the net cash proceeds of debt or equity offerings; and

•	all or a portion of the net cash proceeds received from insurance or otherwise outside of the ordinary course of the Company’s business.

The Lenders have the right to accelerate payments due under the Confirmation Facility upon the occurrence of certain events, including, but not limited to, payment defaults, breach of negative covenants, breach of other covenants after applicable grace periods, judgements, and change of control triggers.

As security for the obligations under the Confirmation Facility, pursuant to a pledge agreement, dated as of the Effective Date, executed by the Reorganized Companies in favor of Silver Point, as collateral agent (the “Pledge Agreement”), and a security agreement, dated as of the Effective Date, executed by the Reorganized Companies in favor of Silver Point, as collateral agent (the “Security Agreement”), the Reorganized Companies granted to the Lenders a first priority perfected lien on, and security interest in, all assets of the Reorganized Companies now owned and hereafter acquired, including, without limitation, cash, deposit accounts, accounts receivable, inventory, machinery, equipment, real property, investment property, chattel paper, instruments, general intangibles (including trademarks, copyrights, patents, licenses and other intellectual property), vessels (subject to the first priority lien of National City Bank in the case of the David Z. Norton and the Wolverine) and other marine assets and all other assets, tangible or intangible, real or personal, of the Reorganized Companies and all proceeds thereof, including all of the stock of each subsidiary of the Reorganized Companies.

Copies of the Confirmation Facility, the Pledge Agreement and the Security Agreement are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Form 8-K and incorporated herein by this reference.

Amended Vessel Term Loan Agreement

As of July 14, 1997, ON Marine Services Company (“ONMS”) and National City Bank, as lender (“VTL Lender”), entered into a credit agreement (the “Vessel Term Loan Agreement”) in order to finance the purchase of two marine vessels: the Wolverine and the David Z. Norton. The Vessel Term Loan Agreement was amended by a First Amendment to Credit Agreement, dated as of January 15, 1999 (the “First Amendment”), for the purpose of adding Oglebay Norton Marine Services Company, L.L.C. (“LLC,” and together with ONMS, the “VTL Borrowers”) as a borrower under the agreement. In connection with the Plan, on the Effective Date, the VTL Borrowers and the VTL Lender entered into a Tenth Amendment to Credit Agreement (the Vessel Term Loan Agreement, as amended, the “Amended Vessel Term Loan Agreement”) in order to conform covenants contained in the Vessel Term Loan Agreement to those contained in the Confirmation Facility, which covenants are described below, and to confirm the previous change in the interest rate of the vessel term loan to LIBOR plus 3.00%. On the Effective Date, the Company executed a confirmation of its original guaranty of payment (the “VTL Confirmation”) whereby the Company consented to the amendments in the Amended Vessel Term Loan Agreement and agreed to be bound by the terms of the Amended Vessel Term Loan Agreement.

The VTL Borrowers are subject to, and will cause the Company to comply with, affirmative covenants under the Amended Vessel Term Loan Agreement, including periodic financial reporting and restrictions on the VTL Borrowers’ and the Company’s ability to carry on their businesses. The VTL Borrowers are also subject to, and will cause the Company to comply with, financial covenants, including the following minimum consolidated earnings before interest, taxes, depreciation and amortization, which is known as EBITDA, and fixed charge coverage ratio tests measured for each period of four consecutive fiscal quarters ending as of the dates set forth below:

Fiscal Quarter End	Minimum Consolidated EBITDA
March 31, 2005	$47,000,000
June 30, 2005	$47,500,000
September 30, 2005	$48,000,000
December 31, 2005	$48,500,000
March 31, 2006	$48,500,000
June 30, 2006	$49,500,000
September 30, 2006	$51,000,000
December 31, 2006	$51,500,000
March 31, 2007	$51,500,000
June 30, 2007	$53,000,000
September 30, 2007	$54,000,000
December 31, 2007	$55,000,000
March 31, 2008	$55,000,000
June 30, 2008	$56,000,000
September 30, 2008	$57,500,000
December 31, 2008, and each fiscal quarter thereafter	$58,000,000

Fiscal Quarter End	Minimum Fixed Charge Coverage Ratio
March 31, 2005	1.50 to 1.00
June 30, 2005	1.50 to 1.00
September 30, 2005	1.50 to 1.00
December 31, 2005	1.50 to 1.00
March 31, 2006	1.40 to 1.00
June 30, 2006	1.35 to 1.00
September 30, 2006	1.30 to 1.00
December 31, 2006	1.25 to 1.00
March 31, 2007	1.25 to 1.00
June 30, 2007	1.30 to 1.00
September 30, 2007	1.35 to 1.00
December 31, 2007	1.35 to 1.00
March 31, 2008, and each fiscal quarter thereafter	1.40 to 1.00

The VTL Borrowers are subject to, and will cause the Company to comply with, negative covenants under the Amended Vessel Term Loan Agreement, including restrictions on the VTL Borrowers’ and the Company’s ability to, among other things:

•	incur liens;

•	incur additional indebtedness;

•	engage in mergers and make acquisitions;

•	sell assets;

•	change the nature of their business;

•	lend money;

•	enter into certain lease obligations;

•	make capital expenditures;

•	pay dividends on, or redeem or repurchase equity or any other share capital;

•	enter into transactions with affiliates;

•	modify the terms of other indebtedness;

•	modify the terms of other agreements to which the Company or its subsidiaries are parties;

•	guarantee obligations;

•	issue shares; and

•	prepay certain indebtedness.

The Amended Vessel Term Loan continues to be secured by a purchase money security interest in the Wolverine and the David Z. Norton. The Company is required to repay the vessel term loan in semi-annual installments on January 15 and July 15 of each year. Of the remaining payment installments under the Amended Vessel Term Loan Agreement, the installment due in 2005 is $920,000, the installments due in 2006 are each $994,500, the installment due on January 15, 2007 is $1,055,000 and the installment due on June 15, 2007 (the maturity date) is $7,650,000. The lender has the right to accelerate payments due under the Amended Vessel Term Loan Agreement upon the occurrence of certain events, including, but not limited to, payment defaults, breach of negative covenants, breach of other covenants after applicable grace periods, judgements, and change of control triggers. As of the Effective Date, approximately $11.6 million was outstanding under the Vessel Term Loan Agreement.

National City Bank served as transfer agent for the Company prior to the Effective Date. As of the Effective Date, the Company terminated its services.

Copies of the Vessel Term Loan Agreement, the Amended Vessel Term Loan Agreement and the VTL Confirmation are filed as Exhibits 10.4, 10.5 and 10.6, respectively, to this Form 8-K and incorporated herein by this reference.

MLO Amendment

On April 14, 2000, the Company, pursuant to an interest purchase agreement (the “MLO Contract”), acquired all of the partnership interests in Michigan Limestone Operations Limited Partnership and two related businesses from their prior owners, Johnson Mining Inc., The Cary Mining Company Inc., and Michigan Minerals Associates, Inc. (collectively, the “MLO Sellers”) for $53 million in cash at closing and the assumption of approximately $8 million in debt, plus additional contingent payments to be made over several subsequent years. Pursuant to the MLO Contract, the contingent payments to be made by the Company to the MLO Sellers (collectively, the “MLO Payments”) were subject to the purchased operations, combined with the Company’s Port Inland, Michigan quarry (collectively, the “Purchased Operations”), considered as separate corporate entities, achieving specific levels of yearly performance within established parameters. Specifically, the MLO Sellers were to receive (1) a payment tied to the aggregate annual tonnage shipped from the Purchased Operations (collectively, the “Tonnage Payments”) and (2) payments tied to the aggregate amount of annual EBITDA for (a) two of the Purchased Operations, (the Rogers City, Michigan quarry and the Cedarville, Michigan quarry), (b) the Purchased Operations (which includes the Rogers City, Michigan quarry; the Cedarville, Michigan quarry; and the Port Inland, Michigan quarry), or (c) both (collectively, the “EBITDA Payments”). Under the MLO Contract, the maximum aggregate amount of annual MLO Payments was $4 million. The MLO Payments were to be made on an annual basis for a period of 10 to 12 years from the closing of the MLO Contract, depending upon the Purchased Operations’ performance. Under the terms of the MLO Contract, upon a “change in control” (as defined in the MLO Contract), which included a bankruptcy filing by the Company, the MLO Sellers had the right to accelerate the MLO Payments in full. In connection with the MLO Contract, Michael D. Lundin, formerly one of the owners of one of the MLO Sellers and currently chief executive officer of Oglebay, was scheduled to receive a share of the MLO Payments. At the time of the Company entered into the MLO Contract, Mr. Lundin was not an employee or a Board member of, or otherwise associated with, any of the Debtors.

Subsequent to the commencement of the Chapter 11 Cases, a statutory committee of the Debtors’ unsecured creditors was appointed (the “Creditors’ Committee”) and entered into negotiations with certain of the MLO Sellers regarding the possible amendment of the MLO Contract. Mr. Lundin had no involvement with these negotiations. The Cary Mining Company, Inc., one of the MLO Sellers, was a member of the Creditors’ Committee, but took no part in, and was excluded from any involvement in, all of the negotiations and discussions of the Creditors’ Committee regarding the MLO Contract. As a result of the Creditors’ Committee’s negotiations with the MLO Sellers, the Company, Michigan Limestone Operations, Inc. and the MLO Sellers agreed to amend the MLO Contract pursuant to the terms of that certain Amendment No. 1 to Interest Purchase Agreement, by and among the Company, Johnson Mining Inc., The Cary Mining Company Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations, Inc. (the “MLO Amendment”). The parties entered into the MLO Amendment as of the Effective Date. Specifically, pursuant to the MLO Amendment, the parties agreed to reduce significantly the aggregate annual amount of the MLO Payments and to extend the time period within which the MLO Payments are to be made by four-to-six years. Pursuant to the terms of the MLO Amendment, the maximum aggregate amounts of annual MLO Payments in respect of 2003 and no more than 11 of the 13 years in the period 2004 through 2016 are as follows: (1) $625,000 for 2003; (2) $725,000 for the period 2004-2006; and (3) $2.35 million for the period 2007-2016. Upon a “change in control” (as defined in the MLO Amendment), the MLO Sellers have the right to accelerate the MLO Payments. In addition, the MLO Amendment provides that (1) the EBITDA Payments will be determined based upon the consolidated EBITDA of the Company and all of its subsidiaries rather than the aggregate EBITDA of the purchased quarries and/or the Purchased Operations, beginning with the Company’s 2004 fiscal year and (2) the MLO Sellers consent to any “change in control” resulting from the Debtors’ emergence from chapter 11 and waive any rights that they might have (or might have had) to demand accelerated MLO Payments as a result of the commencement or pendency of chapter 11 or the Debtors’ emergence from chapter 11. In connection with the MLO Amendment, the Company’s domestic subsidiaries executed and delivered guaranty agreements (each a “MLO Guaranty”) as adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code, and the MLO Sellers waived any right to any cure amounts or adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code, other than as provided in the MLO Amendment.

Copies of the MLO Contract, the MLO Amendment and the form of the MLO Guaranty are filed as Exhibits 10.7, 10.8 and 10.9, respectively, to this Form 8-K and incorporated herein by this reference.

Warrant Agent Agreement

On January 28, 2005, the Company entered into a warrant agent agreement with Wells Fargo Bank, National Association, as warrant agent (the “Warrant Agent Agreement”) in connection with the issuance of 5,238,688 warrants to record holders of the common stock of the Company outstanding immediately prior to the Effective Date (the “old common stock”) as of the close of business on November 17, 2004 in accordance with the Plan. Each warrant entitles the holder thereof to purchase one-tenth (1/10th) of a share of common stock, $0.01 par value per share, of the Company (the “reorganized common stock”). Each holder of warrants is entitled to purchase at an exercise price of $10 per share one share of reorganized common stock for each 10 warrants held. Except in the case where a holder is exercising all warrants then held by such holder, shares of reorganized common stock may be purchased only pursuant to the exercise of warrants in multiples of 10. Pursuant to the Warrant Agent Agreement, no fractional shares of reorganized common stock will be issued, so such a holder who has a total number of warrants not evenly divisible by 10 will have to have at least five warrants to purchase the additional share of reorganized common stock for $10. The warrants are exercisable until March 2, 2005, which is 30 days after the Effective Date. After the expiration date, all unexercised warrants will expire and will cease to have any value. The X-date for the distribution of the warrants is January 31, 2005.

Entities which are affiliated with Wells Fargo Bank, National Association have or have had certain relationships with the Company. Wells Fargo Bank, N.A. (Corporate Trust Services group) is/was: (1) the indenture trustee for the Senior Subordinated Notes (as defined below) under the Senior Subordinated Note Indenture (as defined below); (2) the trustee for the Oglebay Norton Specialty Minerals/New Mexico Environment Department of Mining and Minerals Division Standby Trust; and (3) the trustee for the Oglebay Norton Company/London Settlement Trust. Trumbull Group LLC (a subsidiary of Wells Fargo & Company) is the claims and noticing agent for the Debtors. Wells Fargo Foothill, Inc. is the administrative agent under the Confirmation Facility and was the administrative agent, and a participant in, the Second DIP Facility. Wells Fargo Bank, National Association was the rights agent in connection with the recently completed Rights Offering as described below. In addition, Wells Fargo Bank, National Association is the disbursing agent for the Plan.

A copy of the Warrant Agent Agreement is filed as Exhibit 4.1 to this Form 8-K and incorporated herein by this reference.

Registration Rights Agreement

As of the Effective Date, the Company entered into a registration rights agreement with the parties to the Commitment Agreement (as defined below) (the “Registration Rights Agreement”). The Registration Rights Agreement grants a demand registration right to enable the parties to the Commitment Agreement to resell, pursuant to an effective shelf registration statement on Form S-1, their shares of Series A Convertible Preferred Stock, $0.01 par value per share, of the Company (the “convertible preferred stock”) purchased pursuant to the Commitment Agreement, and the shares of reorganized common stock issuable upon conversion of the convertible preferred stock. In anticipation of this obligation, the Company filed the resale registration statement on Form S-1 (Commission No. 333-122349) (the “Resale Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on January 27, 2005. The Company will be required to keep the Resale Registration Statement effective until the earliest of (1) two years after the effective date of the Resale Registration Statement, (2) the date when all of the shares covered by the Resale Registration Statement have been sold pursuant to the Resale Registration Statement and (3) the date on which the shares covered by the Resale Registration Statement may be resold by such holders pursuant to Rule 144(k) of the Securities Act of 1933, as amended (the “Securities Act”). The registration right is subject to various customary conditions. The Company is required to pay all fees and expenses (excluding those of counsel or other advisors to the selling shareholders and any underwriting discounts and fees and brokerage and sales commissions) related to the registration of such shares pursuant to such registration statement.

Under the Registration Rights Agreement, if the Resale Registration Statement has not been declared effective by the SEC on or prior to the 90th day after the Effective Date (a “Registration Default”), the Company has agreed to pay liquidated damages to each holder of a share of convertible preferred stock purchased pursuant to the Commitment Agreement for each day that the Registration Default continues at the annual rate of thirty cents ($.30) per share.

One of the parties to the Registration Rights Agreement, Thomas O. Boucher Jr., was the representative of Ingalls & Snyder Value Partners, L.P. on the Creditors’ Committee and was the chair of the Creditors’ Committee. Mr. Boucher also currently serves on the board of directors of the Company as chairman of the board and on the executive committee of the board of directors of the Company. In addition, Ingalls & Snyder Value Partners, L.P. is a signatory to the Commitment Agreement and the Registration Rights Agreement.

Each of the signatures to the Registration Rights Agreement except Fledgling Associates LLC, Gator Investment Company, Robert L. Gipson, Thomas L. Gipson, J. George Investments LLC, Nikolaus Monoyios, Robert T. Clutterbuck Trust, Brad Shingleton, John Stein, Steven N. Stein and Stifel Nicolaus & Company, Incorporated were holders of the Senior Subordinated Notes immediately prior to the Effective Date.

A copy of the Registration Rights Agreement is filed as Exhibit 4.2 to this Form 8-K and incorporated herein by this reference.

Change in Control and Employment Agreements

On the Effective Date, the Company entered into new change in control and employment agreements (each, a “Change in Control and Employment Agreement”) with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk that generally supersede the prior Officer Agreements with these individuals described below. The terms of the Change in Control and Employment Agreements were negotiated with the Creditors’ Committee. None of the rights of the individuals under the Change in Control and Employment Agreements become operative unless the Company is experiencing a “change of control” (as defined in the Change in Control and Employment Agreements). There are two triggers that apply to these agreements. The first trigger requires that a “change of control” occur. After a “change of control,” the executive officer is entitled to continued employment for a 12-month term at a compensation rate equal to the greater of (1) the executive officer’s base salary in effect immediately prior to the “change of control” or (2) the executive officer’s base salary in effect at any time during the two years preceding the “change of control” (excluding any mandatory bonus). In addition, during the year in which the “change of control” occurs, the executive officer is also entitled to receive a bonus under the annual bonus plan at a level no less than the target amount and during the 12-month term following the “change in control,” the executive is entitled to additional benefits and continued participation in specified benefit plans as an executive officer. The second trigger occurs if the executive officer is terminated without cause or terminates his employment for good reason following the “change of control.” If the second trigger occurs, the executive officer will be entitled to receive severance benefits, subject to applicable law, until the later of (1) six months following termination or (2) the number of months remaining in the 12 month period following the “change of control.” The severance payments will include payments of base salary paid at the highest monthly rate payable to the executive officer during the period after the “change in control,” and the accrued bonus payments for the year in which the termination occurs. In addition, if the second trigger occurs, the executive will be entitled to continued participation in certain additional benefit plans and programs for the remainder of the 12-month term following the “change in control” and for one year thereafter. After employment termination, the executive officer is not obligated to mitigate the amounts payable pursuant to his or her respective Change in Control and Employment Agreement by seeking comparable employment elsewhere. In addition, the executive officer agrees not to disclose any of the Company’s trade secrets. If and to the extent payments made to the officer on account of a “change in control” are treated as excess parachute payments under the Internal Revenue Code, the Change in Control and Employment Agreements provide for an additional payment to make the officer whole with respect to additional excise tax payments.

Copies of the Change in Control and Employment Agreements for Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk are filed as Exhibits 10.10, 10.11, 10.12, 10.13 and 10.14, respectively, to this Form 8-K and incorporated herein by this reference.

2005 Management Stock Plan of Oglebay Norton Company

As of the Effective Date, the Company implemented the 2005 Management Stock Plan (the “2005 MSP”) to attract, retain and motivate key employees following the Effective Date. The terms of the 2005 MSP were negotiated with the Creditors’ Committee. A total of up to 1,328,049 shares of reorganized common stock is available for issuance pursuant to restricted stock and/or stock options granted under the 2005 MSP. On the Effective Date, 265,079 shares of restricted reorganized common stock and 397,619 options to purchase shares of reorganized common stock, with a strike price of $12.63 per share, were issued. The remaining shares are available for future grants. Under the 2005 MSP, the initial grants of restricted stock vest at the rate of 25% per year over a four-year period commencing on July 1, 2005, and the initial stock options vest at the rate of 33 1/3% per year over a three-year period commencing on the Effective Date. Accelerated vesting applies in certain circumstances specified in the plan document, including a change in control or a termination without cause. The Company’s board of directors (or a committee of the board of directors) determines the awards of restricted stock and options to be granted under the 2005 MSP.

Copies of the Management Stock Plan, the form of Stock Option Agreement and the form of Restricted Stock Agreement are filed as Exhibits 10.15, 10.16 and 10.17, respectively, to this Form 8-K and incorporated herein by this reference.

Oglebay Norton Company Management Incentive Plan

As of the Effective Date, the Company implemented the Oglebay Norton Company Management Incentive Plan (the “MIP”) to provide certain key employees with an incentive to remain in the Company’s employ following the Effective Date. The terms of the MIP were negotiated with the Creditors’ Committee. The MIP includes a retention bonus benefit and a supplemental severance benefit. Under the retention bonus portion of the plan, on the Effective Date, a total of 44 key employees received a retention bonus equal to 50% of their respective annual base salary. The remaining retention bonus portion, equal to the remaining 50% of their respective annual base salary, will be paid to them 90 days after the Effective Date. The aggregate amount of retention bonuses for the 44 key employees is approximately $2,274,539. A discretionary bonus pool of $250,000 (subject to a cap of $10,000 for any one employee) also is available for distribution to the Company’s employees who are not otherwise participating in the retention bonus portion of the plan. As determined by the organization and compensation committee of the board of directors based on recommendations from the Chief Executive Officer and President of the Company and approved by the board of directors, discretionary bonuses were paid to 41 employees on the Effective Date. These employees were paid 100% of their respective discretionary bonuses on the Effective Date. The discretionary bonuses were awarded to employees who made a significant contribution to the Company’s successful reorganization efforts, as recommended by the Company’s officers to the organization and compensation committee and the board of directors of the Company. The discretionary bonuses awarded were not reflective of salary or job level but rather were based on merit. Under the supplemental severance portion of the plan, a total of 44 key employees are eligible for a supplemental severance payment equal to either 100% or 50% of their annual base salary, payable, subject to applicable law, upon termination without cause within 12 months of the Effective Date. The supplemental severance payment will be reduced by one month for each month that such a termination occurs subsequent to the Effective Date, to a minimum of six months. The maximum cost of the supplemental severance benefits (assuming all eligible employees were immediately terminated) is approximately $4,381,280.

A copy of the Management Incentive Plan is filed as Exhibit 10.18 to this Form 8-K and incorporated herein by this reference.

Director Fees and Compensation

On the Effective Date, the Company’s organization and compensation committee adopted a compensation scheme for the members of the board of directors. Mr. Boucher, as the chairman of the board of directors and the chair of the executive committee of the board, will receive a retainer of $100,000 per year. Mr. Boucher will not receive any additional retainers as compensation for his services. Each of the members of the board of directors will receive a retainer of $45,000 per year. The chair of the audit committee will receive an additional retainer of $10,000 for his services, and the chairs of each of the other committees, including the organization and compensation committee and the nominating and governance committee, will each receive an additional retainer of $3,000 for their respective services. All retainers will be paid quarterly in advance of each calendar quarter.

In connection with meeting fees, the organization and compensation committee also decided that each member of the board of directors will be paid $2,000 for each full meeting of the board of directors or a committee of the board of directors attended in person and $1,000 for each full meeting of the board of directors or a committee of the board of directors attended telephonically, provided, however, in the event a director attends two or more meetings on the same calendar day, the fee for each meeting attended after the first will be $1,000 per meeting and the maximum daily fee earned will not exceed $4,000. All meeting fees will be paid quarterly in arrears.

Notwithstanding the above, employee directors of the Company will not be entitled to receive any retainer or meeting fees for their services.

A copy of the Director Compensation Summary Sheet is filed as Exhibit 10.19 to this Form 8-K and incorporated herein by this reference.

Indemnification Agreements with Directors and Officers

On the Effective Date, the board of directors of the Company authorized the Company to enter into an indemnification agreement with each of DeLyle W. Bloomquist, Thomas O. Boucher Jr., Eugene I. Davis, Laurence V. Goddard, Robert H. Kanner and John P. O’Brien, as members of the board of directors of the Company, Michael D. Lundin, as a member of the board of directors of the Company and as an executive officer, and each of Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk, as executive officers (the “Indemnification Agreements”).

In general, the Indemnification Agreements will provide the directors and executive officers listed above with contractual rights to indemnification and advancement or reimbursement of expenses to the fullest extent permitted under Section 1701.13 of the Ohio General Corporation Law in connection with any and all expenses, judgments, fines, penalties, and amounts paid in settlement incurred by the directors or executive officers as a result of their service to, and actions on behalf of, the Company. The Company’s Second Amended and Restated Articles of Incorporation (the “Amended Articles”) currently provide that the Company is required to indemnify its officers and directors to the fullest extent allowable under applicable law.

Thomas O. Boucher Jr., one of the members of the board of directors entering into an indemnification agreement with the Company, was the representative of Ingalls & Snyder Value Partners, L.P. on the Creditors’ Committee and was the chair of the Creditors’ Committee. Mr. Boucher is also a signatory to the Commitment Agreement and the Registration Rights Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Senior Subordinated Note Indenture

Pursuant to the senior subordinated note indenture, dated as of February 1, 1999 (the “Senior Subordinated Note Indenture”), between the Company, as issuer, the guarantors named in the Senior Subordinated Note Indenture, and Norwest Bank Minnesota, National Association, n/k/a Wells Fargo Bank MN, National Association, as indenture trustee, the Company issued $100 million principal amount of 10% Senior Subordinated Notes due February 1, 2009 (the “Senior Subordinated Notes”). The Senior Subordinated Notes were unsecured debt obligations of the Company. The Company’s obligations under the Senior Subordinated Notes were guaranteed by certain of its subsidiaries.

Pursuant to the Plan, on the Effective Date, the Senior Subordinated Note Indenture and the Senior Subordinated Notes were cancelled, and the Company distributed 2,928,571 shares of reorganized common stock to holders of allowed Senior Subordinated Note claims.

2002 Stock Option Plan

The 2002 Stock Option Plan was approved by the Company’s shareholders at the 2002 annual meeting to attract and retain key members of management, provide incentives and reward performance and ensure that the interests of key members of management are aligned with the shareholders’ interests. The maximum number of shares of the Company’s old common stock subject to awards granted under the 2002 Stock Option Plan was 500,000, with no more than 125,000 shares to be awarded in any single year. Stock option awards could be incentive stock options, which are stock options that meet the requirements for qualification under Section 422 of the Internal Revenue Code, or non-qualified stock options, which are stock options that do not qualify as incentive stock options. The exercise price of a stock option was to be at or above the closing price of the Company’s old common stock on the date of grant. Stock options were exercisable for a period not to exceed ten years from the date of grant. The Company’s organization and compensation committee determined when the right to exercise stock options vested for each participant granted an award. The options had no value unless the Company’s stock price appreciated and the recipient satisfied the applicable vesting requirements. In the event of a “change in control,” unless otherwise determined by the organization and compensation committee, the terms provided that all stock options then outstanding would become fully exercisable as of the date of the change in control. All other terms, conditions and restrictions with respect to each award were determined by the organization and compensation committee.

Pursuant to the Plan, on the Effective Date, the 2002 Stock Option Plan was terminated, and all outstanding stock options issued under the 2002 Stock Option Plan were cancelled.

Officer Agreements

Prior to the Petition Date, the Company had entered into separate officer agreements with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk (the “Officer Agreements”). These agreements were designed to retain these individuals and provide for continuity of management in the event of any actual or threatened change in control (as defined in the Officer Agreements) of the Company. None of the rights of the individuals under these agreements became operative unless the Company experienced a change in control.

There were two triggers that applied to these agreements. The first trigger required that a change in control occur. After a change in control, the officer was entitled to continued employment for a 30-month contract term at a compensation rate equal to the greatest of that in effect immediately before the change in control, in effect two years before the change in control, or such greater rate determined by the Company, and certain bonuses, plus certain additional benefits and continued participation in specified benefit plans as an executive officer. The second trigger occurred if, after a change in control, the officer was terminated without “cause” or the officer terminated his or her employment for “good reason.” If the second trigger occurred, then, subject to certain exceptions, the officer was entitled to receive compensation at the highest monthly rate payable to the officer during the 30-month contract term plus certain bonus awards instead of employment, but only for the longer of the time remaining in the original 30-month contract term (after the change in control) or six months. The officer was also entitled to receive certain additional benefits in certain circumstances for one year following the 30-month contract term.

After employment termination, the officer had to attempt to mitigate damages by seeking comparable employment elsewhere. If the officer was successful, compensation was reduced, dollar-for-dollar, for compensation and benefits received from the subsequent employer. In addition, the officer agreed not to disclose any of the Company’s trade secrets. If and to the extent payments made to the officer on account of a change in control were treated as excess parachute payments under the Internal Revenue Code, these agreements provided for an additional payment to make the officer whole with respect to additional excise tax payments.

In accordance with the Plan, on the Effective Date, the Officer Agreements were generally superceded by the Change in Control and Employment Agreements described above. Pursuant to the terms of the Change in Control and Employment Agreements, each of the named executive officers specifically waived any change in ownership or change in control provision contained in their respective Officer Agreements.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Confirmation Facility, Pledge Agreement and Security Agreement

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement.” above regarding the Confirmation Facility, the Pledge Agreement and the Security Agreement is incorporated herein by reference.

Draw-Down on Confirmation Facility

As of the Effective Date, the term loan A and the term loan B under the Confirmation Facility were fully drawn in the amounts of $105 million and $150 million, respectively, and the revolving credit facility was partially drawn in the amount of $16.7 million, including $11.1 million in letter of credit accommodations.

Amended Vessel Term Loan Agreement

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement.” above regarding the Amended Vessel Term Loan Agreement is incorporated herein by reference.

MLO Amendment

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement.” above regarding the MLO Amendment is incorporated herein by reference.

Dividends on Convertible Preferred Stock

The information set forth under “Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.” below regarding the dividends payable in connection with the convertible preferred stock is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

In accordance with the Plan, on the Effective Date, the Company issued 2,928,571 shares of reorganized common stock to holders of allowed Senior Subordinated Note claims entirely in exchange for their claims pursuant to section 1145(a)(1) of the Bankruptcy Code.

Pursuant to the Commitment Agreement, dated as of February 23, 2004 (as further amended and modified, the “Commitment Agreement”), among the Company, certain holders of the Senior Subordinated Notes (the “Noteholders”) and certain third party accredited investors (collectively, the “Subscribers”), on the Effective Date, the Company sold 3,360,800 shares of convertible preferred stock to the Subscribers. The Subscribers paid a total of $33,608,000 for the convertible preferred stock purchased pursuant to the Commitment Agreement and received $3,282,416 in commitment fees in accordance with the Commitment Agreement. The Company relied on section 4(2) of the Securities Act to exempt the offer and sale of the convertible preferred stock purchased pursuant to the Commitment Agreement and the shares of underlying reorganized common stock issuable upon conversion of such shares of convertible preferred stock. A holder of shares of convertible preferred stock has the right, at his option and without the payment of any additional consideration, to convert all of his shares of convertible preferred stock into a number of shares of reorganized common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The information set forth under “Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.” below regarding the conversion rights of holders of the convertible preferred stock is incorporated herein by reference.

Item 3.03.	Material Modifications to Rights of Security Holders.

The information set forth under “Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.” below regarding the provisions of the Amended Articles is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously reported in a Form 8-K filed by the Company, prior to the Effective Date, certain members of the Company’s board of directors indicated their intent to resign as members of the Company’s board of directors, effective as of the Effective Date. The directors who resigned effective as of the Effective Date were Albert C. Bersticker, Malvin E. Bank, William G. Bares, James T. Bartlett, Madeleine W. Ludlow, and William G. Pryor. As contemplated in the Plan, only Michael D. Lundin and John P. O’Brien continued as directors of the Company as of the Effective Date. In addition, pursuant to the Plan and the Amended Articles, the holders of convertible preferred stock of the Company designated DeLyle W. Bloomquist, Thomas O. Boucher Jr., Eugene I. Davis, Laurence V. Goddard and Robert H. Kanner to be members of the board of directors of the Company, and, effective as of the Effective Date, these individual became directors of the Company. Of the five directors designated by the Noteholders who received shares of convertible preferred stock pursuant to the Commitment Agreement, one of such directors, Mr. Boucher, was designated by the Noteholders who became holders of reorganized common stock.

John P. O’Brien, Laurence V. Goddard and Eugene I. Davis will qualify as the “audit committee financial experts” within the meaning of applicable SEC regulations. These directors will serve on the Company’s audit committee due to their experience and professional education, including their business experience. Mr. Davis will serve as the chair of the Company’s audit committee.

As to the other committees of the board of directors of the Company, (1) DeLyle W. Bloomquist, Robert H. Kanner and John P. O’Brien will serve on the Company’s organization and compensation committee, (2) Laurence V. Goddard, Eugene I. Davis and Robert H. Kanner will serve on the Company’s nominating and governance committee and (3) Thomas O. Boucher Jr., Michael D. Lundin and Eugene I. Davis will serve on the Company’s executive committee. Mr. Kanner will serve as the chair of the Company’s organization and compensation committee, Mr. Goddard will serve as the chair of the Company’s nominating and governance committee, and Mr. Boucher will serve as the chair of the Company’s executive committee.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amended Articles

As contemplated in the Plan, on the Effective Date, the old common stock of the Company was cancelled. In connection with the emergence from the Chapter 11 Cases, the Company filed Amended Articles which became effective on the Effective Date. Below is a summary of the terms of the convertible preferred stock.

Ranking. The convertible preferred stock, with respect to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution, ranks senior to the reorganized common stock and, except as otherwise approved by the holders of a majority of the outstanding shares of convertible preferred stock or contemplated by the terms of the convertible preferred stock, all other classes of capital stock or series of preferred stock established by the Company after January 31, 2005 (“junior stock”). The rights of the holders of convertible preferred stock, however, are subordinate to the rights of the Lenders, other holders of the Company’s indebtedness and other general creditors.

Dividend Rights. Holders of the convertible preferred stock will be entitled to receive out of the Company’s assets legally available for payment, when, as and if declared by the Company’s board of directors, preferential dividends on the then effective liquidation preference, payable quarterly, at an annual rate of 14.8275%. Until the third anniversary of January 31, 2005, dividends, whether or not authorized and declared by the board of directors, will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless the Company is prohibited under statutory law, or by the terms of the Confirmation Facility, or any facility or security refinancing the Confirmation Facility, from paying cash dividends, in which case the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock will be cumulative.

In addition to the dividends provided above, holders of the convertible preferred stock will be entitled to receive an additional dividend in an amount equal to the amount by which (1) the aggregate amount of dividends that would have been received by holders of the convertible preferred stock in any dividend period if the holders’ convertible preferred stock had been converted at the beginning of such dividend period into shares of reorganized common stock at the conversion price exceeds (2) the aggregate convertible preferred stock dividend amount accrued or received in such dividend period described in the paragraph above. However, any dividend for which an adjustment in the conversion price of the convertible preferred stock is made pursuant to the applicable antidilution provisions will not be deemed a dividend or otherwise give rise to any rights under this paragraph. Any such additional dividend will be payable to the holders of convertible preferred stock in the form of cash.

Dividends on the applicable liquidation preference of a share of the convertible preferred stock will be payable quarterly, in arrears, on the last day of March, June, September and December of each year, starting March 31, 2005. Dividends will be payable from the most recent dividend payment date or, in the case of the dividend payable on March 31, 2005, from the convertible preferred stock issue date. Dividends payable on the convertible preferred stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the convertible preferred stock for each full dividend period will be computed by dividing the annual dividend rate by four.

Each declared dividend will be payable to holders of record as they appear on the Company’s stock records at the close of business on the 15th day prior to the relevant dividend payment date. Regular quarterly dividend periods will start on and include the last day of March, June, September and December, of each year and will end on and include the date before the next dividend payment date.

The Company’s ability to pay cash dividends will be constrained by contractual limitations and may be constrained by statutory limitations in the future.

Conversion Rights. A holder of the convertible preferred stock will have the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of reorganized common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10 and is subject to adjustment upon the occurrence of the events described below.

If a holder of shares of convertible preferred stock exercises conversion rights, those shares will cease to accumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of convertible preferred stock who convert their shares into the reorganized common stock will not be entitled to, nor will the conversion rate be adjusted for, any accrued and unpaid dividends. Instead, accrued dividends, if any, will be cancelled. Accordingly, shares of convertible preferred stock converted after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted, whether paid in cash or by accretion of the liquidation preference. A holder of shares of convertible preferred stock on a dividend payment record date who converts such shares into the reorganized common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of convertible preferred stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon such conversion.

Notwithstanding the foregoing, if shares of convertible preferred stock are converted during the period beginning after the close of business on any dividend payment record date and ending before the opening of business on the corresponding dividend payment date, and the Company has called such shares of convertible preferred stock for redemption during the period beginning after the close of business on any dividend payment record date and ending before the close of business on the corresponding dividend payment date, the holder who converts such shares will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon such conversion.

The conversion price will be subject to adjustment if, after the convertible preferred stock issue date, any of the following events occur:

•	the issuance of any capital stock as a dividend or distribution on the reorganized common stock or any other junior stock;

•	the combination, subdivision or reclassification or capital reorganization of the reorganized common stock;

•	the issuance to all holders of the reorganized common stock of rights, options or warrants entitling them to subscribe for or purchase the reorganized common stock or securities convertible into or exchangeable or exercisable for the reorganized common stock at less than the then current conversion price or market price for the reorganized common stock, subject to certain exceptions;

•	the distribution to all holders of the reorganized common stock of any class of capital stock or evidence of the Company’s indebtedness or other assets, including securities, but excluding the dividends, distributions, rights and warrants referred to above and any cash dividend or distribution on which holders of convertible preferred stock participate; or

•	the issuance, sale or exchange of shares of reorganized common stock or securities that are convertible into or exercisable or exchangeable for reorganized common stock, other than pursuant to any right or warrant to purchase the reorganized common stock referred to above and other than pursuant to any dividend reinvestment plan or employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, for consideration having a fair market value that is less than the then current conversion price or market price for the reorganized common stock.

No adjustment of less than 1% of the conversion price will be required. Any adjustment not made due to this limitation must be carded forward, however, and taken into account in any subsequent adjustment determination.

Except as stated above, the convertible preferred stock does not have rights protecting its holders against dilution resulting from the sale of additional shares of the reorganized common stock by the Company.

In the event of a consolidation or merger or similar transaction in which the outstanding shares of reorganized common stock are by operation of law exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination of stock, cash or property, the outstanding shares of convertible preferred stock will, after the transaction, be convertible on substantially the same terms and conditions into the consideration receivable by a holder of the number of shares of reorganized common stock into which shares of convertible preferred stock could have been converted immediately prior to the transaction.

If the convertible preferred stock is called for redemption, the conversion right will terminate at the close of business on the fifth business day prior to the date fixed for redemption, unless the Company defaults in the payment of the redemption price.

Fractional shares of reorganized common stock will not be issued upon conversion, but a cash adjustment will be paid in respect of the fractional interests. The Company will at all times reserve a sufficient number of shares of reorganized common stock to effect the conversion of all shares of convertible preferred stock then outstanding.

Redemption. Shares of convertible preferred stock will not be subject to redemption prior to January 31, 2006. On or after January 31, 2006, the shares of convertible preferred stock will be redeemable at the Company’s option, in whole or in part, at any time or from time to time, out of funds legally available for payment, at the following redemption prices (expressed as a percentage of the then effective liquidation preference per share), plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

Year	Redemption Prices (expressed as a percentage of the then effective liquidation preference)
On or after January 31, 2006 until, but excluding, January 31, 2007	110%
On or after January 31, 2007 until, but excluding, January 31, 2008	108%
On or after January 31, 2008 until, but excluding, January 31, 2009	106%
On or after January 31, 2009	104%

In each case, however, the Company may redeem the convertible preferred stock only if the average trading price of the reorganized common stock equals or exceeds 130% of the conversion price for 30 consecutive trading days at any time prior to the date the Company provides the redemption notice.

If the redemption date will occur after a dividend record date and on or before the related dividend payment date, the redemption price will not include the dividend payment to be made on that dividend payment date.

If fewer than all of the outstanding shares of convertible preferred stock are to be redeemed, the Company will select, pro rata or by lot, the shares to be redeemed, or in any other manner as the Company’s board of directors may determine.

On or after the date fixed for redemption, provided that the redemption price has been paid or provided for, dividends will no longer be declared on the convertible preferred stock called for redemption. The shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as shareholders, except the right to receive the amount payable on redemption, without interest.

If the Company redeems any shares of convertible preferred stock, notice of redemption will be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to the holders of record of the shares of convertible preferred stock to be redeemed as their addresses appear on the Company’s stock register.

Voting Rights. Each holder of the convertible preferred stock will be entitled to the number of votes equal to the number of shares of reorganized common stock into which shares of convertible preferred stock so held could be converted at the record date for determination of the shareholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or as otherwise set forth below, all shares of convertible preferred stock and all shares of reorganized common stock will vote together as a single class on all matters to come before the shareholders of the Company. Fractional votes by the holders of convertible preferred stock will not be permitted, and any fractional voting rights (after aggregating all shares into which shares of convertible preferred stock held by each holder could be converted) will be disregarded.

For as long as shares of convertible preferred stock are outstanding, the affirmative vote of the holders of a majority of the outstanding shares of the convertible preferred stock will be necessary for the Company to:

•	authorize, adopt or approve an amendment to, or repeal any provision of, the Amended Articles (including by way of merger, consolidation or otherwise) that would increase or decrease the par value of the convertible preferred stock or otherwise alter or change in any manner, the terms, powers, preferences or rights of the convertible preferred stock, or that would otherwise adversely affect the rights, preferences or privileges of the convertible preferred stock; provided that no modification or amendment may, without the consent of each holder of convertible preferred stock affected by the modification or amendment, decrease the liquidation preference or dividend rate of the convertible preferred stock; provided further, that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the convertible preferred stock will not be necessary for the Company to authorize, create, amend or issue, or increase the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or to authorize or issue any derivative securities evidencing the right to acquire such shares if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	authorize, create, amend or issue, or increase the authorized amount of, parity stock or senior stock; or authorize or issue any derivative securities evidencing the right to acquire these shares of senior stock or parity stock; provided, however, that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the convertible preferred stock will not be necessary for the Company to authorize, create, amend or issue, or increase the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or to authorize or issue any derivative securities evidencing the right to acquire such shares if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or, (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	increase the authorized amount of, or issue any additional shares of, convertible preferred stock; provided, however, that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the convertible preferred stock will not be necessary for the Company to increase the authorized amount of, or issue additional shares of, convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	directly or indirectly recapitalize or reclassify any shares of the Company’s capital stock into convertible preferred stock, senior stock or parity stock;

•	pay or declare any dividend on any shares of junior stock (other than a dividend payable solely in shares of junior stock paid to holders of junior stock);

•	take any action that results in the purchase or redemption by the Company of any parity stock or junior stock;

•	create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any indebtedness other than (1) the maximum borrowing capacity provided for under the Confirmation Facility or any indebtedness to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to exchange or replace, the Confirmation Facility (“refinancing indebtedness”), (2) any “permitted indebtedness,” as such term is defined under the Confirmation Facility or any refinancing indebtedness and (3) any other indebtedness in an aggregate principal amount outstanding at any time not exceeding $30 million. However, the amount referred to in clause (3) will be increased to the extent that the borrowing capacity under the Confirmation Facility is permanently reduced, and this entire provision will cease to be effective as of January 31, 2008; and

•	effect an actual liquidation or other winding-up of the Company.

Each holder of convertible preferred stock will be deemed to have voted or, in the case where the affirmative vote of the holders of the convertible preferred stock is required by any law, statute or regulation applicable to the Company, will be obligated to vote all of the shares of convertible preferred stock held by such holder to approve:

•	any authorization, creation, amendment or issuance of, or increase in the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or any authorization or issuance of derivative securities evidencing the right to acquire such shares, or the authorization, adoption or approval of an amendment to the Amended Articles in order to so authorize, create, amend, issue or increase the authorized amount of parity stock or senior stock requiring the approval of the holders of shares of convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock; and

•	any authorization, creation, amendment or issuance of junior stock requiring the approval of holders of shares of convertible preferred stock.

Following the issuance of the convertible preferred stock, the board of directors of the Company will consist of seven members, elected as follows:

•	The holders of the convertible preferred stock will be entitled, voting as a separate class, to elect the “convertible preferred stock director number” at each meeting of shareholders held for the purpose of electing directors, which will be a maximum of four. In case of any removal, either with or without cause, of a director elected by the holders of the convertible preferred stock, the holders of the convertible preferred stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the convertible preferred stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the convertible preferred stock.

•

The remaining directors will be elected by holders of reorganized common stock voting separately as a single class. In case of any removal, either with or without cause, of a director elected by the holders of the reorganized common stock, the holders of the reorganized common stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the reorganized common stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the reorganized common stock.

For purposes of this description, the “convertible preferred stock director number” means, at any given time, for so long as (1) at least 75% of the shares of convertible preferred stock outstanding as of January 31, 2005 remain outstanding, a maximum of four directors, (2) less than 75%, but more than 50%, of the shares of convertible preferred stock outstanding as of January 31, 2005 remain outstanding, a maximum of three directors, (3) the percentage of the shares of convertible preferred stock outstanding as of January 31, 2005 that remain outstanding is equal to or between 25% and 50%, a maximum of two directors and (4) less than 25% of the shares of convertible preferred stock outstanding as of January 31, 2005 remain outstanding, a maximum of one director.

Liquidation Preference. In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up after payment or provision for payment of the Company’s debts and other liabilities, holders of outstanding shares of convertible preferred stock will be entitled to be paid out of the Company’s assets available for distribution to shareholders (and before any distribution of assets is made to the holders of the reorganized common stock or any junior stock as to distributions), $10 per share of convertible preferred stock as adjusted by accreting and adding any dividends on those shares not paid by cash, in accordance with the terms of the convertible preferred stock, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up.

Upon any liquidation, dissolution or winding up of the Company, the holders of shares of the convertible preferred stock will be entitled to receive the greater of (1) such liquidation preference, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up, and (2) the amounts that such holders would have received if all of the then outstanding shares of the convertible preferred stock had been converted into the reorganized common stock immediately prior to such liquidation, dissolution or winding up.

If the assets to be distributed among the holders of convertible preferred stock will be insufficient to permit the payment to such shareholders of the full preferential amounts thereof, all distributions made with respect to the convertible preferred stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of the convertible preferred stock.

Any merger, consolidation, business combination, reorganization or recapitalization of the Company that results in the transfer of 50% or more of the outstanding voting power of the Company, any sale, lease or other disposition of all or substantially all of the assets of the Company, or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of capital stock of the Company is exchanged for or converted into cash, securities of another business organization or property, will not be deemed a liquidation, dissolution or winding up of the Company. If, however, the aggregate amount of cash receivable in exchange for or upon conversion of the convertible preferred stock in connection with a cash merger or other cash transaction would be less than the liquidation value of the convertible preferred stock, then the cash merger or other cash transaction will be considered a liquidation, dissolution or winding up and will be subject to the rights described above.

Preemptive Rights. No holder of any shares of convertible preferred stock will have any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

No Other Rights. Shares of convertible preferred stock do not have any preferences, voting powers or relative, participating, option or other special rights, except as set forth in the Amended Articles (some of which are described above) or as otherwise required by law.

Amended Bylaws

In connection with the emergence from the Chapter 11 Cases, the Company also adopted the Amended and Restated Regulations (the “Amended Bylaws”) which became effective on the Effective Date. The Amended Bylaws are similar to the regulations of the Company in existence prior to the Effective Date, except to the extent certain changes were necessary to reflect recent updates in Ohio General Corporation Law and the adoption of the Amended Articles.

Copies of the Amended Articles and the Amended Bylaws are filed as Exhibits 3.1 and 3.2, respectively, to this Form 8-K and incorporated herein by this reference.

Item 7.01.	Regulation FD Disclosure.

Emergence from Chapter 11 of the Bankruptcy Code

As discussed above, on February 23, 2004, the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code to pursue a financial restructuring that would permit the Debtors to reduce their indebtedness and provide more financial flexibility to implement their business strategy. The Plan was confirmed by the Bankruptcy Court on November 17, 2004. The Plan became effective and the Debtors emerged from chapter 11 on the Effective Date. The Plan provided that, among other things:

•	with the exception of (1) claims against the Company under or evidenced by the Senior Subordinated Notes and the Senior Subordinated Note Indenture, (2) claims against the Company under or evidenced by the MLO Contract (the “MLO claims”) and (3) claims against the Company under or evidenced by the Vessel Term Loan Agreement, all allowed nonpriority prepetition claims against the Company (1) will be paid in full in cash in accordance with the Plan, (2) received collateral securing their claims pursuant to the Plan or (3) were reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims received their pro rata distribution of 2,928,571 shares of reorganized common stock in full satisfaction of their claims, which represented about 25.6% of the total voting power of and equity interests in the Company after giving effect to the conversion of the convertible preferred stock but without giving effect to the exercise of the warrants or the 2005 MSP;

•	the MLO Contract was amended and, as of the Effective Date, was assumed (as amended) by the Company. The MLO claims will be paid in accordance with the MLO Amendment. The information set forth under “Item 1.01. Entry into a Material Definitive Agreement.” above regarding the MLO Amendment is incorporated herein by reference;

•	the Vessel Term Loan Agreement was amended and, as of the Effective Date, was reinstated (as amended) by the Company. The vessel term loan claims will be paid in accordance with the Amended Vessel Term Loan Agreement. The information set forth under “Item 1.01. Entry into a Material Definitive Agreement.” above regarding the Amended Vessel Term Loan Agreement is incorporated herein by reference;

•	all of the shares of old common stock outstanding as of the Effective Date and any related options or similar rights were cancelled as of the Effective Date, and record holders of shares of old common stock with allowed interests under the Plan as of the close of business on November 17, 2004 received warrants, exercisable until March 2, 2005, to purchase up to 576,256 shares of reorganized common stock at an exercise price of $10 per share;

•	holders of any intercompany claims among the Company and its subsidiaries did not receive any property under the Plan; and

•	in general, postpetition claims were reinstated or paid by the Company in the ordinary course of business.

It was a condition to the Effective Date that the Debtors execute and deliver documents effectuating the Confirmation Facility. The information set forth under “Item 1.01. Entry into a Material Definitive Agreement.” above regarding the Confirmation Facility, the Pledge Agreement and the Security Agreement is incorporated herein by reference.

It was also a condition to the Effective Date that the Debtors raise new financing. To meet this condition, the Company issued and sold convertible preferred stock pursuant to a rights offering of 5,371,120 shares of convertible preferred stock, at a purchase price of $10.00 per share (the “Rights Offering”) and the Commitment Agreement. The Company used the net proceeds from the issuance and sale of the convertible preferred stock, along with available cash and borrowings under the Confirmation Facility, to redeem the Company’s Senior Secured Notes due October 25, 2008 (the “Senior Secured Notes”) at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement.

As of the Effective Date, the Company had outstanding (1) 2,928,571 shares of reorganized common stock which were issued to allowed holders of Senior Subordinated Note claims in satisfaction of their claims, (2) 8,500,000 shares of convertible preferred stock which were issued to participants in the Rights Offering and parties to the Commitment Agreement and (3) 265,079 shares of reorganized common stock which were issued pursuant to the 2005 MSP. The Company also issued options to purchase 397,619 shares of reorganized common stock, with a strike price of $12.63 per share.

As of the Effective Date, the Company reserved (1) 576,256 shares of reorganized common stock for issuance upon exercise of the warrants, (2) 17,331,341 shares of reorganized common stock in connection with the issuance of the convertible preferred stock (which number consists of 8,500,000 shares initially reserved for issuance upon conversion of the 8,500,000 shares of convertible preferred stock issued on the Effective Date plus additional shares reserved for issuance as a result of the accretion of dividends thereon through January 31, 2010, which is the fifth anniversary of the Effective Date) and (3) 1,062,970 shares of reorganized common stock for issuance under the 2005 MSP.

A copy of the press release of the Company published on January 31, 2005 announcing the Effective Date and the Debtors’ emergence from chapter 11 is attached to this Form 8-K as Exhibit 99.1.

Warrant Offering Prospectus Supplement

On the Effective Date, the Company filed a Prospectus Supplement (To Prospectus Dated December 27, 2004) with the SEC in connection with the issuance of warrants to record holders of shares of old common stock of the Company with allowed interests under the Plan as of the close of business on November 17, 2004. A copy of this Prospectus Supplement is filed as Exhibit 99.2 to this Form 8-K and incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

3.1	Second Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A12G (Commission No. 000-32665))

3.2	Amended and Restated Regulations of the Company (incorporated herein by reference to Exhibit 3.2 for the Regulations to the Company’s Registration Statement on Form 8-A12G (Commission No. 000-32665))

4.1	Warrant Agent Agreement, dated as of January 28, 2005, between the Company and Wells Fargo Bank, National Association

4.2	Registration Rights Agreement, dated as of January 31, 2005, among the Company and the parties who are signatories thereto

10.1	Financing Agreement, dated as of January 31, 2005, the Company, certain of its subsidiaries, as borrowers, each subsidiary of the Company that is not a borrower, as guarantors (collectively, the “Reorganized Companies”), certain lenders from time to time party thereto, Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent and syndication agent and as lead arranger, Wells Fargo Foothill, Inc., a California corporation, as administrative agent, and JPMorgan Chase Bank and Bank of America, N.A., each as a documentation agent

10.2	Pledge Agreement, dated as of January 31, 2005, executed by the Reorganized Companies in favor of Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent

10.3	Security Agreement, dated as of January 31, 2005, executed by the Reorganized Companies in favor of Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent

10.4	Credit Agreement, dated as of July 14, 1997, by and among ON Marine Services Company and National City Bank

10.5	Tenth Amendment to Credit Agreement, dated as of January 31, 2005, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, L.L.C. and National City Bank

10.6	Confirmation of the Company in connection with the Tenth Amendment to Credit Agreement, dated as of January 31, 2005, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, L.L.C. and National City Bank

10.7	Interest Purchase Agreement, dated as of April 14, 2000, by and among the Company, Johnson Mining Inc., The Cary Mining Company Inc., Michigan Mineral Associates, Inc. and Michigan Limestone Operations Partnership

10.8	Amendment No. 1 to Interest Purchase Agreement, dated as of January 31, 2005, by and among the Company, Johnson Mining Inc., The Cary Mining Company Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations, Inc.

10.9	Form of MLO Guaranty

10.10	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Michael D. Lundin

10.11	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Julie A. Boland

10.12	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Sylvie A. Bon

10.13	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Michael J. Minkel

10.14	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Rochelle F. Walk

10.15	2005 Management Stock Plan of the Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Commission No. 333-122432))

10.16	Form of Stock Option Agreement (incorporated herein by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 (Commission No. 333-122349))

10.17	Form of Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1 (Commission No. 333-122349))

10.18	Oglebay Norton Company Management Incentive Plan

10.19	Director Compensation Summary Sheet

99.1	Oglebay Norton Company Press Release, dated January 31, 2005 announcing the Effective Date and the Debtors’ emergence from the Chapter 11 cases

99.2	The Company’s Prospectus Supplement (To Prospectus Dated December 27, 2004), dated January 31, 2005 (incorporated by reference to the Company’s filing on January 31, 2005 pursuant to Rule 424(b)(3) of the Securities Act of 1933)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OGLEBAY NORTON COMPANY

By:	/s/ ROCHELLE F. WALK
Name:	Rochelle F. Walk
Title:	Vice President, General Counsel and Secretary

Date: February 1, 2005

EXHIBIT INDEX

Exhibit Number	Description

3.1	Second Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A12G (Commission No. 000-32665))

3.2	Amended and Restated Regulations of the Company (incorporated herein by reference to Exhibit 3.2 for the Regulations to the Company’s Registration Statement on Form 8-A12G (Commission No. 000-32665))

4.1	Warrant Agent Agreement, dated as of January 28, 2005, between the Company and Wells Fargo Bank, National Association

4.2	Registration Rights Agreement, dated as of January 31, 2005, among the Company and the parties who are signatories thereto

10.1	Financing Agreement, dated as of January 31, 2005, the Company, certain of its subsidiaries, as borrowers, each subsidiary of the Company that is not a borrower, as guarantors (collectively, the “Reorganized Companies”), certain lenders from time to time party thereto, Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent and syndication agent and as lead arranger, Wells Fargo Foothill, Inc., a California corporation, as administrative agent, and JPMorgan Chase Bank and Bank of America, N.A., each as a documentation agent

10.2	Pledge Agreement, dated as of January 31, 2005, executed by the Reorganized Companies in favor of Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent

10.3	Security Agreement, dated as of January 31, 2005, executed by the Reorganized Companies in favor of Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent

10.4	Credit Agreement, dated as of July 14, 1997, by and among ON Marine Services Company and National City Bank

10.5	Tenth Amendment to Credit Agreement, dated as of January 31, 2005, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, L.L.C. and National City Bank

10.6	Confirmation of the Company in connection with the Tenth Amendment to Credit Agreement, dated as of January 31, 2005, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, L.L.C. and National City Bank

10.7	Interest Purchase Agreement, dated as of April 14, 2000, by and among the Company, Johnson Mining Inc., The Cary Mining Company Inc., Michigan Mineral Associates, Inc. and Michigan Limestone Operations Partnership

10.8	Amendment No. 1 to Interest Purchase Agreement, dated as of January 31, 2005, by and among the Company, Johnson Mining Inc., The Cary Mining Company Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations, Inc.

10.9	Form of MLO Guaranty

10.10	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Michael D. Lundin

10.11	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Julie A. Boland

10.12	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Sylvie A. Bon

10.13	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Michael J. Minkel

10.14	Change in Control and Employment Agreement, dated January 31, 2005, between the Company and Rochelle F. Walk

10.15	2005 Management Stock Plan of the Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Commission No. 333-122432))

10.16	Form of Stock Option Agreement (incorporated herein by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 (Commission No. 333-122349))

10.17	Form of Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1 (Commission No. 333-122349))

10.18	Oglebay Norton Company Management Incentive Plan

10.19	Director Compensation Summary Sheet

99.1	Oglebay Norton Company Press Release, dated January 31, 2005 announcing the Effective Date and the Debtors’ emergence from the Chapter 11 cases

99.2	The Company’s Prospectus Supplement (To Prospectus Dated December 27, 2004), dated January 31, 2005 (incorporated by reference to the Company’s filing on January 31, 2005 pursuant to Rule 424(b)(3) of the Securities Act of 1933)